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                                 EXHIBIT 5.1








                  WRITER'S DIRECT DIAL NO.:  (205) 254-1055

                               August 16, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:     Registration Statement on Form S-8 Relating to the
             Protective Life Corporation 401(k) and Stock Ownership Plan (the "Plan")

Ladies and Gentlemen:

     As counsel for Protective Life Corporation ("Protective"), we are familiar with the Restated Certificate of Incorporation and the By-Laws of Protective, the Plan and the above-referenced Registration Statement on Form S-8 (the "Registration Statement") relating to 500,000 shares of the common stock, $0.50 par value per share, of Protective Life Corporation (the "Shares"), and an indeterminate number of interests in the Plan (the "Interests"). We have examined such public records and corporate proceedings and other documents as we have deemed necessary or appropriate as a basis for the opinion expressed below.

     Based upon the foregoing, we are in the opinion that:

     (1) The Interests, when contributions and earnings thereon are credited to the accounts of eligible employees in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

     (2) The Shares will, when issued under the Plan, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                Very truly yours,

                                                Maynard, Cooper & Gale, P.C.

                                                /s/  J. Michael Savage
                                                J. Michael Savage